Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of November 13, 2020, by and among Temasek Holdings (Private) Limited, Fullerton Management Pte. Ltd., Temasek Life Sciences Private Limited, Elbrus Investments Pte. Ltd., and V-Sciences Investments Pte Ltd.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) such statement on Schedule 13G with respect to the securities beneficially owned by each of them of SQZ Biotechnologies Company, and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 13, 2020.

Temasek Holdings (Private) Limited

By:	/s/ Gregory Tan
Name: Gregory Tan
Title: Authorised Signatory

Fullerton Management Pte. Ltd.

By:	/s/ Gregory Tan
Name: Gregory Tan
Title: Director

Temasek Life Sciences Private Limited

By:	/s/ Lim Siew Lee Sherlyn
Name: Lim Siew Lee Sherlyn
Title: Director

Elbrus Investments Pte. Ltd.

By:	/s/ Lim Siew Lee Sherlyn
Name: Lim Siew Lee Sherlyn
Title: Director

V-Sciences Investments Pte Ltd

By:	/s/ Zahedah Abdul Rashid
Name: Zahedah Abdul Rashid
Title: Director